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                                                                    EXHIBIT 4.7



                             NINTH AMENDMENT OF THE

                         STEWART TITLE GUARANTY COMPANY

                         SALARY DEFERRAL PLAN AND TRUST


         THIS NINTH AMENDMENT of the STEWART TITLE GUARANTY COMPANY SALARY DEFERRAL PLAN AND TRUST (hereinafter sometimes called the "Plan" or "Trust") is made this the _____ day of _____________, 1993, to be effective as set forth below, by and between STEWART TITLE GUARANTY COMPANY (hereinafter sometimes called "Corporation") of Houston, Texas, and FIRST INTERSTATE BANK OF TEXAS, N.A. (hereinafter sometimes called "Trustee"), a national banking association of Houston, Texas.

                              W I T N E S S E T H:

         WHEREAS, on December 31, 1986, the Corporation previously adopted the Plan and Trust for the sole and exclusive benefit of its employees and their beneficiaries, effective January 1, 1986; and

         WHEREAS, the Plan was previously amended on May 18, 1986, effective January 1, 1987; subsequently amended on February 26, 1988 effective January 1, 1986; amended on April 5, 1989 effective January 1, 1989; amended on May 30, 1989 effective May 31, 1989; amended and restated on April 26, 1991 effective January 1, 1989; and amended on September 18, 1991; and amended on April 24, 1992; and
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         WHEREAS, the Corporation, through the action of its Board of
Directors, wishes to amend the Plan and Trust effective the date set forth below.

         NOW, THEREFORE, pursuant to the provisions of Article XVI, Section
16.1 of the Plan, the Plan is hereby amended as follows:

         1. Article VII, Section 7.5(a) shall be amended by deleting the first paragraph in its entirety and substituting the following:

                 (a) Vesting Schedule. A Member whose employment is terminated for any reason other than death or retirement under Section
         7.3 above or Total Permanent Disability shall be entitled to a severance benefit no later than ninety (90) days after the end of the calendar quarter in which he terminates employment equal to the vested interest attributable to Deferral Contributions, Employer Matching Contributions and Employer Contributions in such Member's Account at the end of such calendar quarter. However, in the event that the payment of his severance benefit under this section would violate
         Article IX, Section 9.4, then such benefit shall commence no later than sixty (60) days after the latest date determined under that section. For the purpose of this Section 7.5(a), a Member's "vested interest" shall be determined using the following schedules and shall be an amount equal to the percentage of the balance of such Member's Account attributable to Employer Matching Contributions and Employer Contributions for the number of Years of Service as of the end of the Plan Year. As provided in Section 7.1, a Member's "vested interest" in his Account attributable to Deferral Contributions shall at all times be one hundred percent (100%).

         2. Article IX, Section 9.3(a) shall be amended by deleting it in its entirety and substituting the following:

                 (a) A lump sum payment in cash or in kind or both; except that this form of payment shall not apply in cases under Article VII,
         Section 7.3 and 7.5 (pertaining to termination from employment for reasons other than death or Total Permanent Disability or continuation in employment beyond Normal Retirement Age) where the entire Account balance exceeds one hundred thousand dollars ($100,000.00).

         3. Article IX, Section 9.3(b) shall be amended by deleting it in its entirety and substituting the following:




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                 (b)      Distributions in the manner provided below, after
         having segregated the aggregate amount thereof in a special account; provided, that the monies in such special account will earn the going rate of interest paid by local banks on savings accounts placed in insured depositories at interest, or, at the option of the Member or Beneficiary (or Beneficiaries), be credited with their portion of the gains or losses of the Trust pursuant to Article IV, Sections 4.5 and 4.6; provided further that the interest or other income earned on such special account shall be paid at the end of each Plan Year. Distribution of his entire Plan benefit in substantially equal annual, quarterly or monthly installments, over any time period not exceeding his life expectancy (or the life expectancies of such Member and his designated Beneficiary); provided that the value of any such installment in cases under Article VII, Sections 7.3 and 7.5 (pertaining to termination from employment for reasons other than death or Total Permanent Disability or continuation in employment beyond Normal Retirement Age) shall (except as otherwise provided in the Plan) not exceed one hundred thousand dollars ($100,000.00) on an annual basis; provided further, that the present value of the benefits to be distributed to the Member shall exceed fifty percent (50%) of the present value of the total benefit to be distributed to the Member and his designated Beneficiary.

         4. Article IX is amended by inserting immediately following the present Section 9.7, the following new Section 9.8 which is intended to incorporate into the Plan the Model Amendment from Revenue Procedure 93-12:

         9.8 Incorporation of Revenue Procedure 93-12 Model Amendment. This Section 9.8 applies to distributions made on or after January 1, 1993. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Section 9.8, a distributee may elect at the time and in the manner prescribed by the Administrative Committee, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

         a) Eligible rollover distribution: For purposes of this Section 9.8, an eligible rollover distribution





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                 is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

         b) Eligible retirement plan: For purposes of this Section 9.8, an eligible retirement plan is an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

         c) Distributee: For purposes of this Section 9.8, a distributee includes an employee or former employee. In addition, the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

         d) Direct rollover: For purposes of this Section 9.8, a direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

         5. Article XI, Section 11.1 shall be amended by deleting the present Section 11.1 in its entirety and substituting therefore a new Section
11.1 which shall read as follows:





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    11.1         Transfers from Other Qualified Plans.  With the consent of the
Administrative Committee, assets compatible with the investment objectives of this Plan may be transferred to this Plan and Trust from any other qualified plan meeting the requirements of Section 401(a) of the Code which is maintained by a Signatory Company or by a predecessor employer of the Member for the benefit of the Member if he is one hundred percent (100%) vested in such assets, or from an Individual Retirement Account ("IRA") to the extent that the assets from such IRA had been previously rolled over from another qualified plan and that such rollover into the Plan is permitted under the Code.
However, in the event the Member rolls over assets from his IRA to the Plan, he shall first certify to the Administrative Committee the amount he rolled over into the IRA and both the name and classification of the previous qualified plan. Assets may not be transferred directly or indirectly from any other qualified plan meeting the requirements of Section 401(a) of the Code which is not exempt from the joint and survivor annuity requirements of Section 401(a)(11) of the Code; provided, however, that if by mistake or otherwise any such benefits are transferred to the Plan on behalf of a Member from (a) a defined benefit plan, (b) a defined contribution plan subject to Section 412 of the Code, or (c) a defined contribution plan which is subject to Sections 401(a)(11) and 417 of the Code with respect to that Member, such benefits shall be subject to the requirements of Reg. Section 1.401(a)-20, Q & A-5(a) and (b), including the separate accounting requirement for such benefits. The assets so transferred shall be accompanied by written instructions from the Administrative





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Committee to the Trustee identifying the other plan, the Member's IRA (if applicable), this Plan, the name of the Member, his one hundred percent (100%) vested interest therein, the actual contributions of the Member and the Signatory Company or predecessor employer, as the case may be, and the current value of the assets attributable thereto. Such transferred assets shall be credited to such Member's Account as a fully vested portion thereof.

         6. Article XIV, Section 14.4 shall be amended by deleting the present Section 14.4 in its entirety and substituting therefore a new Section
14.4 which shall read as follows:

         14.4 Investment of Contributions. Each Member shall have the right to elect, in writing on a form provided by the Administrative Committee, to have the Deferral Contributions, Employer Matching Contributions and Employer Contributions which are allocated to his Account invested in such classes of investments as are selected by the Administrative Committee and offered for Members' investment on a uniform, nondiscriminatory basis including the following investments:

                 Fund A - Fixed Income. Invested predominantly in fixed income investments, including but not limited to bonds, preferred stocks, debentures, insurance contracts, and notes secured by real estate mortgages.

                 Fund B - Equity. Invested predominantly in equity investments, including but not limited to common stocks, preferred stocks and convertible debt securities.

                 Fund C - Time Deposit/Money Market Account. Invested predominantly in time deposits and money market funds, including savings accounts and certificates of a financial organization (including such accounts with the Trustee or its affiliates which bear a reasonable rate of interest), United States Treasury Bills, bankers





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         acceptances, commercial paper and notes (including variable amount notes maintained by the Trustee).

                 Fund D - General Balanced Portfolio. Invested as a general balanced portfolio in all forms of investments, including (without limitation) equities or fixed income securities, time deposits or money market funds, in any combination and in any amount, all in the sole discretion of the Trustee.

The Administrative Committee shall then instruct the Trustee to invest the Deferral Contributions and Employer Matching Contributions in the manner and proportions instructed by the Member. The Member may elect any combination of investments in these Funds in increments of ten percent (10%).

         As of any point in time, a Member may elect to change the investment of his present account and/or the investment of future contributions to be made on his behalf. In the event that the Member wants to change his investment election, he must notify the Administrative Committee of such change in writing. Investment election changes must be in increments of ten percent (10%) and shall be effective on the Entry Date coincident with or next following fifteen (15) days after the election change is received by the Administrative Committee.

         7. The Plan is amended by inserting immediately following the present Article XXI, the following new Article XXII:

                                  ARTICLE XXII

                 Merger of Stewart Title Services Savings Plan

                 Effective January 1, 1994, (the "Plan Merger Date") the Stewart Title Services Savings Plan (the "Transferor Plan") maintained by Stewart Title Services Corporation,





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         Landmark Holdings Corporation and Stewart Title Services Corporation
         of Colorado Springs has been merged into this Plan. On the Plan Merger Date, the participants in the Transferor Plan, commenced participation as Members of this Plan, subject to the eligibility and participation provisions of this Plan. Vesting Service (as defined) under the Transferor Plan shall be counted as Years of Service under this Plan. Each transferring participant's account balance in the Transferor Plan as of January 1, 1994 shall be transferred to this Plan and shall become such participant's initial account balance in this Plan as of January 1, 1994, ("Initial Account Balance").

                 Such a Member's Account in this Plan shall thereafter be credited with all such Member's Deferral Contributions, Employer Contributions and Employer Matching Contributions under this Plan plus earnings, gains and losses on the entire Account balance$ and such Melber's vest%d - ntepA@I'GBDBAD8B"Dce (as defined) under the Transferor Plan as of the Plan Merger Date shall have a vested percentage under Section 7.5 of this Plan of not less than 20 percent. The assets in each such Member"s Account from the Transferor Plan shall be maintained and merged together with all assets deriving from the commencement of such Member"s participation in the Plan. With respect to each such Member, the Member's entire account balance shall be maintained, administered and distributed in accordance with the provisions of this Plan,





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         except when a distribution is due to be made to such a Member under
         Article VII and Article IX of this Plan, the Member shall be offered all the distribution options under Article VI of the Transferor Plan with respect to such Member"s Initial Account Balance, to the extent each such distribution option is protected and required under Section 1.411(d)-4 of the Regulations. Under this Article XXII, this Plan shall not be treated as a "transferee plan" within the meaning of
         Section 1.401(a)-20 Q & A-5(a) of the Regulations and the Initial Account Balance shall not be accounted for in the manner provided in
         Section 1.401(a)-20 Q & A-5(b) of the Regulations.

         8. The amendments made in Sections 1, 2, 3, 5 and 6 above shall become effective on July 1, 1993. The amendment made in Section 7 above shall become effective on January 1, 1994. The amendment made in Section 4 above shall become effective for all distributions from the Plan on or after January 1, 1993.

         9. The Plan, as amended hereby, shall continue to remain in effect.

         IN WITNESS WHEREOF, this Ninth Amendment to the Stewart Title Guaranty Company Salary Deferral Plan and Trust has been entered into and is effective on the date set forth above.

                                            CORPORATION:

                                            STEWART TITLE GUARANTY COMPANY

                                            By: ________________________________
                                                    Malcolm Morris, President



                                            TRUSTEE:





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                                            FIRST INTERSTATE BANK OF TEXAS, N.A.



                                            By: ________________________________
                                                  John J. Kelley, Vice President
                                                          and Trust Officer





THE STATE OF TEXAS                }
                                  }
COUNTY  OF HARRIS                 }

         BEFORE ME, the undersigned authority, on this day personally appeared Malcolm Morris, known to me to be the person whose name is subscribed to the foregoing instrument as President of Stewart Title Guaranty Company, and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity therein stated and as the act and deed of said corporation.

         GIVEN UNDER MY HAND AND SEAL OF OFFICE, this the _______ day of ______________, 1993.


                                            ____________________________________
                                            NOTARY PUBLIC, STATE OF TEXAS


THE STATE OF TEXAS                }
                                  }
COUNTY  OF HARRIS                 }

         BEFORE ME, the undersigned authority, on this day personally appeared John J. Kelley, known to me to be the person whose name is subscribed to the foregoing instrument as Vice President and Trust Officer of First Interstate Bank of Texas, N.A., and acknowledged to me that he executed the same for the purposes and consideration therein expressed, in the capacity therein stated and as the act and deed of said national banking association.

         GIVEN UNDER MY HAND AND SEAL OF OFFICE, this the _______ day of ____________________, 1993.


                                            ____________________________________
                                            NOTARY PUBLIC, STATE OF TEXAS





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